Exhibit 99.1

SEPRACOR ANNOUNCES SECOND QUARTER 2005

OPERATING RESULTS

MARLBOROUGH, Mass., July 19, 2005 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter of 2005. For the three months ended June 30, 2005, Sepracor’s consolidated revenues were $185.1 million, of which revenues from pharmaceutical product sales were $166.7 million ($83.2 million for sales of XOPENEX® brand levalbuterol HCl Inhalation Solution and $83.5 million for sales of LUNESTA™ brand eszopiclone, which was launched in April 2005).  The net loss for the second quarter of 2005 was $7.4 million, or $0.07 per share.  These consolidated results compare with consolidated revenues of $70.0 million, of which revenues from pharmaceutical product sales (XOPENEX Inhalation Solution) were $57.5 million, and a net loss of $81.1 million, or $0.93 per share, for the three months ended June 30, 2004.

For the six months ended June 30, 2005, Sepracor’s consolidated revenues were $304.1 million, of which revenues from pharmaceutical product sales were $273.4 million ($189.9 million for sales of XOPENEX Inhalation Solution and $83.5 million for sales of LUNESTA), and the net loss was $30.0 million, or $0.29 per share. These consolidated results compare with consolidated revenues of $169.4 million, of which revenues from pharmaceutical product sales (XOPENEX Inhalation Solution) were $142.5 million, and a net loss of $131.6 million, or $1.53 per share, for the six months ended June 30, 2004.

As of June 30, 2005, Sepracor had approximately $920 million in cash and short- and long-term investments.

Commercial Operations

LUNESTA brand eszopiclone – During the quarter, Sepracor began full-scale commercial launch of LUNESTA 1 mg, 2 mg and 3 mg tablets for the treatment of insomnia. Marketed through Sepracor’s 1,250-person sales force, LUNESTA is available by prescription in the U.S.

Also during the quarter, Phase III and IV data related to LUNESTA were presented at the annual meetings of the Associated Professional Sleep Societies, the American Psychiatric Association and the International Society for Pharmacoeconomics and Outcomes Research.  Among the data presented were:

•                  Forecasting the Impact of Adding a New Drug on Formulary Using Medical Claims Data and Clinical Literature: A Case Study of Insomnia Treatment

•                  Adjunctive Eszopiclone With Fluoxetine for Major Depressive Disorder (MDD) and Insomnia: Sleep Effects

•                  Adjunctive Eszopiclone With Fluoxetine for MDD and Insomnia: Depression Effects

•                  Analysis of the Treatment Effect of Eszopiclone on Sleep Parameters That Affect Next-Day Function in the Elderly

•                  A Crossover Study of Eszopiclone in the Treatment of Primary Insomnia

•                  Eszopiclone Co-Administered With Fluoxetine for Insomnia Associated With MDD: Effects Following Eszopiclone Discontinuation

•                  Trajectory Analysis of Treatment Response Across a Twelve-Month Study of Nightly Eszopiclone in Patients With Chronic Insomnia

•                  A Dose-Response Efficacy and Safety Study of Eszopiclone in the Treatment of Primary Insomnia

•                  Evaluation of the Safety and Efficacy of Eszopiclone in Patients With Obstructive Sleep Apnea

In July 2005, Sepracor announced results from its Phase IIIB/IV, 410-patient, four-week, randomized, double-blind, placebo-controlled study evaluating the safety and efficacy of LUNESTA for the treatment of insomnia in perimenopausal and menopausal women suffering from insomnia.  The results of this study will be presented at The North American Menopause Society’s annual meeting in San Diego on Sept. 30, 2005.

In this study, nightly use of LUNESTA 3 mg resulted in statistically significant improvement (p<0.01) compared with placebo in patient-reported measures of sleep latency (onset of sleep), wake time after sleep onset (WASO; a sleep maintenance measurement of the amount of time spent awake after initially falling asleep), and total sleep time for each week of the four-week study.  LUNESTA was well tolerated over the treatment period.

Compared to baseline and averaged over the double-blind period, women treated with LUNESTA reported fewer nocturnal awakenings due to hot flashes than those treated with placebo (p<0.003).  A physician global assessment, which evaluated the overall change in menopausal symptoms, was statistically significantly improved (p<0.0001) for women treated with eszopiclone 3 mg compared with those treated with placebo.

Perimenopause in women is the transition period from normal reproductive function to complete cessation of the menstrual period, or menopause. During this transition, which can be years in duration, and continuing through to the post-menopausal period, the body experiences both physical and hormonal changes, which can be associated with a variety of symptoms.  Problems sleeping and the resulting fatigue may occur due to waking up in the middle of the night because of hot flashes or the need to go to the bathroom, which can lead to trouble falling back to sleep. During this time, women may also experience trouble falling to sleep or waking up early in the morning. According to the Agency for Healthcare Research and Quality, up to 40 to 60 percent of perimenopausal, menopausal, and postmenopausal women experience sleep disturbances.

Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night. The recommended dosing for LUNESTA to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18 to 64).  In older adult patients (ages 65 and older), 2 mg is recommended for improving sleep onset and/or maintenance, while the 1 mg dose is recommended for improving sleep onset in older adult patients whose primary complaint is difficulty falling asleep.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night,

waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed. Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

XOPENEX® brand levalbuterol HCl – Marketed through Sepracor’s sales force, XOPENEX Inhalation Solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older. XYZAL is also indicated for persistent allergic rhinitis, which is characterized as allergic symptoms that are present for at least four days per week, and last at least four consecutive weeks.

XOPENEX HFA™ (levalbuterol tartrate) MDI – On March 11, 2005, the U.S. Food and Drug Administration (FDA) approved Sepracor’s New Drug Application (NDA) for XOPENEX HFA (hydrofluoroalkane) MDI (metered-dose inhaler) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease.

Reversible obstructive airway disease includes respiratory disorders such as asthma and chronic obstructive pulmonary disease (COPD). An MDI is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medicine is inhaled.

Sepracor continues to work to resolve outstanding manufacturing issues and complete process validation work relating to XOPENEX HFA. Sepracor is targeting launch of XOPENEX HFA by the end of the year. Upon launch, Sepracor’s sales force will promote XOPENEX HFA to primary care doctors, specialists including allergists and pulmonologists, and hospitals in the U.S.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically (p<0.001) and clinically significant improvements relative to placebo.

Approximately 96 percent of the short-acting beta-agonist inhalers sold in 2004 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants would qualify for removal from the marketplace.  In March 2005, the FDA issued its final rule for the removal of the essential use exemption for albuterol, which currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. must cease by the end of 2008.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.8 billion.

NDA-Preparation Program

Arformoterol – Sepracor has completed more than 100 preclinical studies and 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for COPD.  In 2004, Sepracor completed Phase III studies for arformoterol in which patients treated with arformoterol demonstrated a significant improvement in FEV1 after dosing with a duration of action of up to 24 hours, versus those taking placebo.

Sepracor is currently preparing the arformoterol NDA and is targeting submission of the NDA to the FDA in the fourth quarter of 2005.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $4.2 billion in 2004, according to IMS Health information.

Sepracor’s Phase II Programs and Additional Clinical Candidates

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  Sepracor initiated a Phase II study of SEP-226330 for the treatment of restless legs syndrome in the fourth quarter of 2004. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome, which is a movement disorder that is reported to afflict approximately 16 percent of the U.S. adult population.(2) Sepracor is also conducting preclinical evaluations of SEP-226330 as a potential novel mechanistic approach for the treatment of Parkinson’s disease.

(S)-Amlodipine – Sepracor has conducted both Phase I and Phase II studies of (S)-amlodipine for the treatment of hypertension. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for use for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs).

SEP-225289 – Sepracor plans to submit an Investigational New Drug (IND) application to the FDA and begin a Phase I clinical study for SEP-225289, a norepinephrine, dopamine and serotonin reuptake inhibitor, for the treatment of depression, in 2005.  According to the National Institutes of Mental Health, in a given year, approximately 18.8 million Americans have a depressive disorder.

SEP-227162 – SEP-227162 is a serotonin and norepinephrine reuptake inhibitor that Sepracor plans to investigate for the treatment of depression.  Other dual reuptake inhibitors have been shown in studies to be successful in the treatment of depression.

Important Safety Information - LUNESTA

LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. All sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

For more product information or for the full prescribing information, please refer to the Sepracor web site at www.sepracor.com.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, 1,250-person, primary care and specialty-oriented sales force. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and expected commercial launch of XOPENEX HFA MDI, arformoterol and the company’s other pharmaceuticals under development, the safety, efficacy, potential benefits and commercial success of LUNESTA brand eszopiclone, XOPENEX Inhalation Solution, XOPENEX HFA MDI and all of the company’s pharmaceutical candidates, and expectations with respect to collaborative agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1)  Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

(2) Data Monitor, October 2004

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.  Advair is a registered trademark of Glaxo Group Limited.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

In conjunction with this second quarter 2005 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on July 19, 2005.  To participate via telephone, dial (703) 639-1108.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A .pdf file of the slides will also be made available in the For Investors section of the web site just prior to the start of the webcast.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 787022. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

-more-

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30		Six months ended June 30
(In thousands, except per share amounts)	2005	2004	2005	2004

Revenues:

Product sales	$166,743	$57,450	$273,391	$142,506
Royalties and other	18,321	12,517	30,718	26,939
Total revenues	185,064	69,967	304,109	169,445

Cost of revenue	14,655	6,930	24,895	16,030

Gross margin	170,409	63,037	279,214	153,415

Operating expenses:
Research and development	37,132	45,077	65,701	82,373
Sales and marketing (A)	130,148	86,355	223,320	170,789
General and administrative and patent costs	9,848	7,899	18,329	14,933
Total operating expenses	177,128	139,331	307,350	268,095

Loss from operations	(6,719)	(76,294)	(28,136)	(114,680)

Other income (expense):
Interest income	5,422	1,424	10,670	2,679
Interest expense	(5,839)	(5,830)	(11,681)	(11,954)
Other income (expense), net	36	(71)	(357)	(88)
Loss on redemption of debt (B)	—	—	—	(7,022)
Total other income (expense)	(381)	(4,477)	(1,368)	(16,385)

Equity in investee (loss)	(300)	(358)	(468)	(505)

Net loss	$(7,400)	$(81,129)	$(29,972)	$(131,570)

Basic and diluted net loss per common share	$(0.07)	$(0.93)	$(0.29)	$(1.53)

Shares used in computing basic and diluted net loss per common share:	104,686	86,797	104,118	86,006

(A)      Included in the expenses for the six months ended June 30, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B)        Represents the loss for write-off of deferred finance costs resulting from the redemption of our $430,000 5.75% convertible subordinated notes, due 2006.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2005	December 31, 2004
ASSETS

Cash, short and long-term investments	$920,367	$833,912
Accounts receivable, net	111,220	68,914
Inventory	18,969	13,086
Property, plant and equipment, net	70,966	70,860
Investment in affiliate	5,067	5,535
Other assets	48,255	46,811

Total assets	$1,174,844	$1,039,118

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$114,389	$132,473
Other liabilities	97,485	72,485
Debt payable	3,438	4,455
Convertible subordinated notes	1,160,820	1,160,820
Total stockholders’ equity (deficit)	(201,288)	(331,115)

Total liabilities and stockholders’ equity (deficit)	$1,174,844	$1,039,118